UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION

12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE

REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number                                                                      001-10857

The Warnaco Group, Inc.
(Exact name of registrant as specified in its charter)

501 Seventh Avenue, New York, New York 10018, (212) 287-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Stock, Par Value $0.01
(Title of each class of securities covered by this Form)

 None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1) ☒
Rule 12g-4(a)(2) ☐
Rule 12h-3(b)(1)(i) ☒
Rule 12h-3(b)(1)(ii) ☐
Rule 15d-6 ☐

Approximate number of holders of record as of the certification or notice date:                                                                                                                                        One

Pursuant to the requirements of the Securities Exchange Act of 1934, The Warnaco Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:           February 25, 2013                                                                                                                                        By:   /s/ Mark D. Fischer
Mark D. Fischer
Senior Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities and Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.